Exhibit 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

June 19, 2015

Alarm.com Holdings, Inc.

8150 Leesburg Pike

Vienna, Virginia 22182

Ladies and Gentlemen:

We have acted as counsel to Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement (No. 333-204428) on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 7,525,000 shares of the Company’s common stock, par value $0.01 per share (the “Company Shares”), including up to 525,000 shares that may be sold pursuant to the exercise of an over-allotment option and (ii) up to 525,000 shares of the Company’s common stock, par value $0.01 per share (the “Stockholder Shares”) that may be sold by certain selling stockholders pursuant to the exercise of an over-allotment option.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, as amended, as currently in effect, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable, and that the Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736    T: (617) 937-2300    F: (617) 937-2400    WWW.COOLEY.COM